                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                  EXCHANGE ACT OF 1934 (AMENDMENT NO.       )

FILED BY THE REGISTRANT [X]       FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

--------------------------------------------------------------------------------

Check the appropriate box:
[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                         Hyperion Solutions Corporation
                (Name of Registrant as Specified In Its Charter)

                   (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

   1) Title of each class of securities to which transaction applies:

   2) Aggregate number of securities to which transaction applies:

   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

   4) Proposed maximum aggregate value of transaction:

   5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1) Amount Previously Paid:

   2) Form, Schedule or Registration Statement No.:

   3) Filing Party:

   4) Date Filed:

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

                                      LOGO

                                                                 October 7, 1999

TO THE STOCKHOLDERS OF HYPERION SOLUTIONS CORPORATION

Dear Stockholder:

     You are cordially invited to attend the Annual Meeting of Stockholders (the "Annual Meeting") of Hyperion Solutions Corporation (the "Company"), which will be held at the Sheraton Four Points Hotel, 1100 N. Mathilda Avenue, Sunnyvale, California, on Wednesday, November 10, 1999, at 10:00 a.m.

     Details of the business to be conducted at the Annual Meeting are given in the attached Proxy Statement and Notice of Annual Meeting of Stockholders.

     It is important that your shares be represented and voted at the meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. Returning the proxy does NOT deprive you of your right to attend the Annual Meeting. If you decide to attend the Annual Meeting and wish to change your proxy vote, you may do so automatically by voting in person at the meeting.

     On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in the affairs of the Company. We look forward to seeing you at the Annual Meeting.

                                            Sincerely,

                                            /s/ Stephen Imber

                                            Stephen V. Imbler
                                            President and Chief Executive
                                            Officer

                         HYPERION SOLUTIONS CORPORATION
                              1344 CROSSMAN AVENUE
                              SUNNYVALE, CA 94089

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD NOVEMBER 10, 1999

     The Annual Meeting of Stockholders (the "Annual Meeting") of Hyperion Solutions Corporation (the "Company") will be held at the Sheraton Four Points Hotel, 1100 N. Mathilda Avenue, Sunnyvale, California, on Wednesday, November 10, 1999, at 10:00 a.m. For the following purposes:

          1. To elect a member of the Board of Directors to serve for a three-year term as a Class I director;

          2. To ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent public accountants for the fiscal year ending June 30, 2000; and

          3. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

     The foregoing items of business are more fully described in the attached Proxy Statement.

     Only stockholders of record at the close of business on September 29, 1999 are entitled to notice of, and to vote at, the Annual Meeting and at any adjournments or postponements thereof. A list of such stockholders will be available for inspection at the Company's headquarters located at 1344 Crossman Avenue, Sunnyvale, California, during ordinary business hours for the ten-day period prior to the Annual Meeting.

                                            BY ORDER OF THE BOARD OF DIRECTORS,

                                            /s/ Larry Braverman

                                            LARRY J. BRAVERMAN
                                            Secretary

Sunnyvale, California
October 7, 1999

                                   IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO THE ANNUAL MEETING. IF YOU DECIDE TO ATTEND THE ANNUAL MEETING AND WISH TO CHANGE YOUR PROXY VOTE, YOU MAY DO SO AUTOMATICALLY BY VOTING IN PERSON AT THE MEETING.

                         HYPERION SOLUTIONS CORPORATION
                              1344 CROSSMAN AVENUE
                          SUNNYVALE, CALIFORNIA 94089

                                PROXY STATEMENT

                       FOR ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD NOVEMBER 10, 1999

     These proxy materials are furnished in connection with the solicitation of proxies by the Board of Directors of Hyperion Solutions Corporation, a Delaware corporation (the "Company"), for the Annual Meeting of Stockholders (the "Annual Meeting") to be held at the Sheraton Four Points Hotel, 1100 N. Mathilda Avenue, Sunnyvale, California, on Wednesday, November 10, 1999, at 10:00 a.m., and at any adjournment or postponement of the Annual Meeting. These proxy materials were first mailed to stockholders on or about October 7, 1999.

     The Company's principal executive offices are located at 1344 Crossman Avenue, Sunnyvale, California 94089. The telephone number at that address is
(408) 744-9500.

                               PURPOSE OF MEETING

     The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying Notice of Annual Meeting of Stockholders. Each proposal is described in more detail in this Proxy Statement.

                   VOTING RIGHTS AND SOLICITATION OF PROXIES

     The Company's Common Stock is the only type of security entitled to vote at the Annual Meeting. On September 29, 1999, the record date for determination of stockholders entitled to vote at the Annual Meeting, there were 30,898,432 shares of Common Stock outstanding. Each stockholder of record on September 29, 1999 is entitled to one vote for each share of Common Stock held by such stockholder on that date. Shares of Common Stock may not be voted cumulatively. All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions, and broker non-votes.

QUORUM REQUIRED

     The Company's Bylaws provide that the holders of a majority of the Company's Common Stock issued and outstanding and entitled to vote at the Annual Meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes will be counted as present for the purpose of determining the presence of a quorum; abstentions have the same effect as negative votes, while broker non-votes are not counted as having been voted on the proposal.

VOTES REQUIRED

     Proposal 1. Directors are elected by a plurality of the affirmative votes cast by those shares present in person or represented by proxy and entitled to vote at the Annual Meeting. The nominee for director receiving the highest number of affirmative votes will be elected.

     Proposal 2. Ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent public accountants for the fiscal year ending June 30, 2000 requires the affirmative vote of a majority of those shares present in person, or represented by proxy.

PROXIES

     Whether or not you are able to attend the Company's Annual Meeting, you are urged to complete and return the enclosed proxy, which is solicited by the Company's Board of Directors and which will be voted as you direct on your proxy when properly completed. In the event no directions are specified, such proxies will be voted FOR Proposals No. 1 and No. 2 and, as to other matters that may properly come before the Annual Meeting, in the discretion of the proxy holders. You may also revoke or change your proxy at any time before the Annual Meeting. To do this, send a written notice of revocation or another signed proxy with a later date to the Secretary of the Company at the Company's principal executive offices before the beginning of the Annual Meeting. You may also automatically revoke your proxy by attending the Annual Meeting and voting in person. All shares represented by a valid proxy received prior to the Annual Meeting will be voted.

SOLICITATION OF PROXIES

     The cost of solicitation of proxies will be borne by the Company, and in addition to soliciting stockholders by mail through its regular employees, the Company may request banks, brokers and other custodians, nominees and fiduciaries to solicit their customers who have stock of the Company registered in the names of a nominee and, if so, will reimburse such banks, brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket costs. Solicitation by officers and employees of the Company may also be made of some stockholders in person or by mail, telephone or telegraph following the original solicitation. The Company may retain a proxy solicitation firm to assist in the solicitation of proxies in connection with the Meeting. If the Company retains a proxy solicitation firm, it expects to pay such firm customary fees of approximately $15,000, plus expenses.

                                 PROPOSAL NO. 1
                             ELECTION OF DIRECTORS

     Pursuant to the Company's Amended Certificate of Incorporation (the "Certificate of Incorporation"), the Company's Board of Directors is divided into three classes -- Class I, II and III Directors. Each director is elected for a three year term of office, with one class of directors being elected at each annual meeting of stockholders. Each director holds office until his successor is elected and qualified or until his earlier death, resignation or removal.

     The nominee for Class I Director, Mr. Greenfield, is presently serving as a director of the Company. Shares represented by all proxies received by the Board of Directors and not so marked as to withhold authority to vote for Mr. Greenfield (by writing Mr. Greenfield's name where indicated on the proxy) will be voted FOR the election of the nominee for Class I Director; the Board of Directors knows of no reason why Mr. Greenfield would be unable or unwilling to serve, but in such case, proxies may be voted for the election of another nominee of the Board.

     The information below sets forth the current members of the Board of Directors, including the nominee for Class I Director:

NOMINEE TO SERVE AS A DIRECTOR FOR A TERM EXPIRING AT THE 2002 ANNUAL MEETING OF STOCKHOLDERS (CLASS I DIRECTOR):

  Gary G. Greenfield

     Mr. Greenfield, age 44, was elected to the Board in August 1998; he is a member of the Audit Committee. He currently serves as President, Chief Executive Officer and a director of MERANT, Plc., a publicly held company which is a leader in enterprise application development solutions. Mr. Greenfield joined Sage Software (which merged with INDEX Technology in 1991 to form INTERSOLV Inc., which subsequently merged with Micro Focus, forming MERANT in the fall of
1998) in 1987 as Vice President of Marketing. Prior to that he served as President of Frey Associates Inc., a provider of artificial intelligence software and services.

     Note: Mark W. Perry, a Class I director on the date hereof, has decided not to stand for reelection to the Board of Directors at the expiration of his Class I director term.

DIRECTORS SERVING FOR A TERM EXPIRING AT THE 2000 ANNUAL MEETING OF STOCKHOLDERS (CLASS II DIRECTORS):

  Harry S. Gruner

     Mr. Gruner, age 40, was elected to the Board in August 1998; he is a member of the Compensation Committee. He has been a general partner of JMI Equity Fund, L.P., a private equity investment partnership, since 1992. From 1986 to 1992, Mr. Gruner was at Alex. Brown & Sons Incorporated, most recently as a Principal. Mr. Gruner is also a director of the META Group, Inc., a syndicated information technology research company; Optika Imaging Systems, Inc., a developer and marketer of ecommerce software; and a number of privately held companies.

  Aldo Papone

     Aldo Papone, age 67, was elected to the Board in August, 1998; he is a member of the Compensation Committee. He is a Senior Advisor, American Express Company, 1991 to present. Mr. Papone served as Chairman and Chief Executive Officer from 1989 to 1990, and as President and Chief Operating Officer from 1985 to 1989, of American Express Travel Related Services Company, Inc. Mr. Papone served as a Director of American Express Company from 1990 to 1998. Currently he is a Director of Springs Industries, Inc.

  Jeffrey R. Rodek

     Mr. Rodek, age 46, has been a director since January 1998; he is a member of the Compensation Committee. Mr. Rodek has served as President and Chief Operating Officer of Ingram Micro Inc. since January 1995 and was promoted to President and Chief Operating Officer Worldwide in May 1996. Prior to joining Ingram Micro Inc., Mr. Rodek spent 16 years at Federal Express in several key executive positions, including Senior Vice President of Operations, the Americas, Senior Vice President, Central Support Services, and Vice President Financial Planning.

DIRECTOR SERVING FOR A TERM EXPIRING AT THE 2001 ANNUAL MEETING OF STOCKHOLDERS (CLASS III DIRECTOR):

  James A. Perakis

     Mr. Perakis, age 55, was elected as Chairman of the Board in August 1998. Mr. Perakis served as Chief Executive Officer and as a director of Hyperion Software Corporation from September 1985 to August 1998 and as President from December 1987 to May 1996. From 1983 to September 1985, Mr. Perakis served as Senior Vice President and General Manager of Chase Decision Systems, a developer and marketer of mainframe software for planning and financial applications. From 1979 to 1983, Mr. Perakis was Chief Financial Officer of Interactive Data Corporation, a supplier of data and software to financial and corporate markets. Mr. Perakis is also a director of MapInfo Corporation, a publicly held company which develops, markets and supports desktop mapping software, mapping application development tools and geographic and demographic information products.

BOARD OF DIRECTORS MEETINGS AND COMMITTEES

     During the fiscal year ended June 30, 1999, the Board of Directors held seven meetings and acted by written consent on three occasions. For the fiscal year, each of the current directors attended at least 75% of the aggregate of
(i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all Committees of the Board of Directors on which each such director served. The Board of Directors has two standing committees: the Audit Committee and the Compensation Committee.

     During the fiscal year ended June 30, 1999, the Audit Committee met four times. The Audit Committee reviews, acts on and reports to the Board of Directors with respect to various auditing and accounting matters, including the selection of the Company's auditors, the scope of the annual audits, fees to be paid to the Company's auditors, the performance of the Company's auditors and the accounting practices of the Company. The members of the Audit Committee are Mr. Greenfield and Mr. Perry.

     During the fiscal year ended June 30, 1999, the Compensation Committee of the Board of Directors held five meetings and acted by written consent on two occasions. The Compensation Committee reviews the performance and sets the compensation of the Chief Executive Officer of the Company, and approves the compensation of the executive officers of the Company and reviews the compensation programs for other key employees, including salary and cash bonus levels, as set by the Chief Executive Officer. The Compensation Committee also administers the Company's 1995 Stock Option/Stock Issuance Plan with respect to the Company's executive officers. The members of the Compensation Committee are Mr. Gruner, Mr. Papone and Mr. Rodek.

DIRECTOR COMPENSATION

     Non-employee Board members receive retainers of $15,000 per year and fees of $1,500 for each meeting of the full Board. The Company pays $750 for Committee meetings that occur on days separate from full board meetings and in all instances, $500 for participation by telephone.

     Non-employee members of the Board are eligible for option grants pursuant to the provisions of the Automatic and Discretionary Option Grant Programs under the Company's 1995 Option Plan. Each individual who becomes a non-employee member of the Board is granted an option to purchase 20,000 shares on the date such individual joins the Board. In addition, each individual who continues to serve as a non-employee Board member receives an option grant to purchase 7,000 shares of Common Stock on each twelve month anniversary of being elected to the Board.

     In fiscal year 1999, Mr. Perakis, the Chairman of the Board and senior adviser to the President of the Company, earned $218,496 in base salary and a bonus of $50,000. In January 1999, the Company entered into an agreement with Mr. Perakis under which he is compensated an annual rate of $145,000 through September 30, 1999 as a senior advisor to the President of the Company and is eligible for a performance bonus of up to 50% of his base compensation under the agreement. In addition, the agreement provides that the Company will continue to provide Mr. Perakis and his family with certain fringe benefits, including health and life insurance, until he reaches the age of 65.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEE LISTED HEREIN.

                                 PROPOSAL NO. 2
                    RATIFICATION OF INDEPENDENT ACCOUNTANTS

     The Company is asking the stockholders to ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent accountants for the fiscal year ending June 30, 2000. In the event the stockholders fail to ratify the appointment, the Board of Directors will reconsider its selection. Even if the appointment is ratified, the Board of Directors, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if the Board of Directors feels that such a change would be in the Company's and its stockholders' best interests. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP TO SERVE AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING JUNE 30, 2000.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     The members of the Board of Directors, the executive officers of the Company and persons who hold more than 10% of the Company's outstanding Common Stock are subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended, which require them to file reports with respect to their ownership of the Company's Common Stock and their transactions in such Common Stock. Based upon (i) the copies of Section 16(a) reports that the Company received from such persons for their fiscal year 1999 transactions in the Common Stock and their Common Stock holdings and (ii) the written representations received from one or more of such persons that no annual Form 5 reports were required to be filed by them for fiscal year 1999, the Company believes that all reporting requirements under Section 16(a) for such fiscal year were met in a timely manner by its executive officers, Board members and greater than 10% stockholders.

                 STOCKHOLDER PROPOSALS FOR 2000 ANNUAL MEETING

     Stockholder proposals that are intended to be presented at the 2000 Annual Meeting that are eligible for inclusion in the Company's proxy statement and related proxy materials for that meeting under the applicable rules of the Securities and Exchange Commission must be received by the Company not later than June 8, 2000 in order to be included. Such stockholder proposals should be addressed to Hyperion Solutions Corporation, 1344 Crossman Avenue, Sunnyvale, California 94089, Attn: Investor Relations.

          STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth as of September 29, 1999 certain information with respect to shares beneficially owned by (i) each person who is known by the Company to be the beneficial owner of more than 5% of the Company's outstanding shares of Common Stock, (ii) each of the Company's directors and the executive officers named in the Summary Compensation Table and (iii) all current directors and executive officers as a group. Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act. In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire shares (for example, upon exercise of an option or warrant) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of such acquisition rights. As a result, the percentage of outstanding shares of any person as shown in the following table does not necessarily reflect the person's actual voting power at any particular date.

                                                              AMOUNT AND NATURE
                                                                OF BENEFICIAL      PERCENT OF
BENEFICIAL OWNER                                               OWNERSHIP(1)(2)       CLASS
----------------                                              -----------------    ----------
Nevis Capital Management, Inc.
  1119 St. Paul St
  Baltimore, Maryland 21202(3)..............................      1,730,700           5.6
James A. Perakis(4).........................................        459,766           1.5
Gary G. Greenfield(5).......................................         16,400             *
Harry S. Gruner(6)..........................................         52,500             *
Aldo Papone(7)..............................................         43,000             *
Mark W. Perry(8)............................................         34,953             *
Jeffrey R. Rodek(5).........................................         25,000             *
Stephen V. Imbler(9)........................................        246,009             *
Mark J. Bilger(10)..........................................         52,666             *
All current directors and executive officers as a group (8
  persons)(11)..............................................        930,294           2.9

Former executive officers
William D. Clark(5).........................................          8,311             *
William B. Binch............................................          9,224             *
John M. Dillon(12)..........................................        293,498             *

---------------
  *  Less than 1% of the outstanding shares of Common Stock.

 (1) Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock. To the Company's knowledge, the entities named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

 (2) The number of shares of Common Stock deemed outstanding includes shares issuable pursuant to stock options that may be exercised within 60 days after September 29, 1999.

 (3) As reported on a Schedule 13G filed with the Securities and Exchange Commission on February 2, 1999.

 (4) Includes options exercisable into 142,500 shares of Common Stock.

 (5) Consists of options to purchase Common Stock.

 (6) Includes options exercisable into 35,400 shares of Common Stock.

 (7) Includes options exercisable into 39,200 shares of Common Stock.

 (8) Includes options exercisable into 20,156 shares of Common Stock.

 (9) Includes options exercisable into 194,540 shares of Common Stock.

(10) Includes options exercisable into 52,582 shares of Common Stock.

(11) Includes options exercisable into 525,778 shares of Common Stock.

(12) Includes options exercisable into 200,000 shares of Common Stock.

            EMPLOYMENT CONTRACTS AND CHANGE IN CONTROL ARRANGEMENTS

     In June 1999, the Company entered into a separation agreement with William Binch, its former Senior Vice President, under which Mr. Binch received approximately $235,000. In addition, all options to purchase Common Stock which were granted to Mr. Binch prior to August 24, 1998 became immediately exercisable pursuant to provisions of the Company's 1995 Stock Option/Stock Issuance Plan.

     Also in June 1999, the Company entered into a separation agreement with John Dillon, the Company's former President and Chief Executive officer, under which Mr. Dillon received approximately $505,000. Option rights to purchase up to 50,000 shares of Common Stock which Mr. Dillon held as of the effective date of the agreement became immediately exercisable pursuant to the agreement. In addition, the exercise period with respect to all of the vested and exercisable options held by Mr. Dillon as of the effective date of the agreement was extended to August 15, 2000, from May 2, 2000, pursuant to the agreement.

     In February 1999, the Company entered into a 23-month employment agreement with Steven Imbler, its interim President and Chief Executive Officer, and Chief Financial Officer pursuant to which Mr. Imbler receives an annual base salary of not less than $250,000 and an annual incentive bonus with a target of $150,000. In addition, the agreement provides for twelve months of severance payment in the event of early termination without cause or, under certain circumstances, voluntary termination within twelve months of a change in control of the Company.

     The Company and Mark Bilger, its Senior Vice President, entered into a three-year employment agreement in May 1997 pursuant to which Mr. Bilger receives an annual base salary of $150,000, subject to increase in the Board's discretion. The agreement also provides for an annual performance bonus targeted at 40% of Mr. Bilger's base salary and twelve months of severance pay upon Mr. Bilger's termination without cause or, under certain circumstances, voluntary termination within twelve months of a change in control of the Company.

                         COMPENSATION COMMITTEE REPORT

     The Compensation Committee of the Board of Directors (the "Committee") has the authority to establish the level of base salary payable to the Company's Chief Executive Officer ("CEO") and to administer the Company's 1995 Stock Option/Stock Issuance Plan (the "1995 Plan") and Employee Stock Purchase Plan. In addition, the Committee has the responsibility for approving the individual bonus program to be in effect for the CEO. The CEO has the authority to establish the level of base salary payable to all other employees of the Company, including all executive officers, subject to the approval of the Committee. In addition, the CEO has the responsibility for approving the bonus programs to be in effect for all other executive officers and other key employees each fiscal year, subject to the approval of the Committee.

     For fiscal year 1999, the process utilized by the CEO in determining executive officer compensation levels took into account both qualitative and quantitative factors. Among the factors considered by the CEO were formal and informal surveys conducted by Company personnel among comparable software companies. However, the CEO made the compensation decisions concerning such officers, subject to Committee review.

     General Compensation Policy. The CEO's fundamental policy is to offer the Company's executive officers competitive compensation opportunities based upon overall the Company performance, their individual contribution to the financial success of the Company and their personal performance. It is the CEO's objective to have a substantial portion of each officer's compensation contingent upon the Company's performance, as well as upon his or her own level of performance. Accordingly, each executive officer's compensation package consists of: (i) base salary, (ii) cash bonus awards and (iii) long-term stock-based incentive awards.

     Base Salary. The base salary for each executive officer is set on the basis of personal performance and the salary level in effect for comparable positions at companies that compete with the Company for executive talent on the basis of formal and informal surveys conducted by the Company.

     Annual Cash Bonuses. Each executive officer has an established bonus target each fiscal year. The annual pool of bonuses for executive officers is determined on the basis of the Company's achievement of the financial performance targets established at the start of the fiscal year and a range for the executive's contribution. Actual bonuses paid reflect an individual's accomplishment of both corporate and functional objectives, with greater weight being given to achievement of corporate rather than functional objectives.

     Long-Term Incentive Compensation. During fiscal year 1999, the Committee made option grants to William B. Binch, John M. Dillon, Stephen V. Imbler, Mark
J. Bilger and William D. Clark under the 1995 Plan. Generally, a significant grant is made in the year that an officer commences employment and the size of each grant is set at a level that the Committee deems appropriate to create a meaningful opportunity for stock ownership based upon the individual's position with the Company, the individual's potential for future responsibility and promotion, the individual's performance in the recent period and the number of unvested options held by the individual at the time of the new grant. The relative weight given to each of these factors will vary from individual to individual at the Committee's discretion.

     Each grant allows the officer to acquire shares of the Company's Common Stock at a fixed price per share (the market price on the grant date) over a specified period of time. The option vests in periodic installments generally over a four-year period, contingent upon the executive officer's continued employment with the Company. Accordingly, the option will provide a return to the executive officer only if he or she remains in the Company's employ, and then only if the market price of the Company's Common Stock appreciates over the option term.

     CEO Compensation. The annual base salary for Mr. Dillon, the Company's CEO until May 1999, was established by the Committee in November 1998. The Committee's decision was made primarily on the basis of Mr. Dillon's performance of his duties. The remaining components of the CEO's fiscal year 1999 incentive compensation were entirely dependent upon the Company's financial performance and provided no dollar guarantees. The bonus paid to the CEO for fiscal year 1999 was based on the same incentive plan as for all other officers who receive bonuses. Specifically, a target incentive was established at the beginning of the fiscal year using an agreed-upon formula based on the Company revenue and profit before interest and taxes. Each fiscal year, the annual incentive plan is reevaluated with a new achievement threshold and new targets for revenue and profit before interest.

     Mr. Imbler was appointed interim CEO in May 1999, at which time Mr. Imbler received an option to purchase 100,000 shares of Common Stock at an exercise price of $14.50 per share. The Committee's decision with respect to Mr. Imbler's salary and incentive compensation was based on the same considerations as those applied with respect to Mr. Dillon.

     Tax Limitation. As a result of Federal tax legislation enacted in 1993, a publicly held company such as the Company will not be allowed a Federal income tax deduction for compensation paid to certain executive officers to the extent that compensation exceeds $1 million per officer in any year. The stockholders approved the Company 1995 Plan, which includes a provision that limits the maximum number of shares of Common Stock for which any one participant may be granted stock options per calendar year. Accordingly, any compensation deemed paid to an executive officer when he or she exercises an option under the 1995 Plan with an exercise price equal to the fair market value of the option shares on the grant date will generally qualify as performance-based compensation that will not be subject to the $1 million limitation. Since it is not expected that the cash compensation to be paid to the Company's executive officers for fiscal year 1999 will exceed the $1 million limit per officer, the Committee will defer any decision on whether to limit the dollar amount of the cash compensation payable to the Company's executive officers to the $1 million cap.

                                            Compensation Committee

                                            Jeffrey R. Rodek
                                            Aldo Papone
                                            Harry S. Gruner

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee of the Company's Board of Directors was formed in August 1998, and the members of the Compensation Committee are Messrs. Gruner, Papone and Rodek. None of these individuals was at any time during fiscal year 1999, or at any other time, an officer or employee of the Company. No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.

                            STOCK PERFORMANCE GRAPH

     The graph set forth below compares the cumulative total stockholder return on the Company's Common Stock between November 7, 1995 (the date the Company's Common Stock commenced public trading) and June 30, 1999 with the cumulative total return of (i) The Nasdaq Stock Market Total Return Index (U.S. Companies) (the "Nasdaq Stock Market-U.S. Index") and (ii) the Hambrecht & Quist Software Sector Index (the "H&Q Software Sector Index"), over the same period. This graph assumes the investment of $100.00 on November 7, 1995 in the Company's Common Stock, The Nasdaq Stock Market-U.S. Index and the H&Q Software Sector Index, and assumes the reinvestment of dividends, if any.

     The comparisons shown in the graph below are based upon historical data and the Company cautions that the stock price performance shown in the graph below is not indicative of, nor intended to forecast, the potential future performance of the Company's Common Stock. Information used in the graph was obtained from Research Data Group, a source believed to be reliable, but the Company is not responsible for any errors or omissions in such information.

                         HYPERION SOLUTIONS CORPORATION
                           H&Q SOFTWARE SECTOR INDEX
                         NASDAQ STOCK MARKET-U.S. INDEX

                              HYPERION SOLUTIONS       NASDAQ STOCK MARKET-U.S.       H&Q SOFTWARE SECTOR
                              ------------------       ------------------------       -------------------
11/7/95                            $100.00                     $100.00                     $100.00
6/30/96                             152.00                      114.00                      117.00
6/30/97                              90.00                      139.00                      130.00
6/30/98                              80.00                      183.00                      195.00
6/30/99                              45.00                      262.00                      216.00

                  COMPARISON OF CUMULATIVE TOTAL RETURN AMONG
                HYPERION SOLUTIONS CORPORATION, THE NASDAQ STOCK
              MARKET-U.S. INDEX AND THE H&Q SOFTWARE SECTOR INDEX

     The Company effected its initial public offering on November 6, 1995 at a per share price of $17.00. The graph above, however, commences with the closing price of $39.25 per share on November 7, 1995, the date the Company's Common Stock commenced public trading.

     Notwithstanding anything to the contrary set forth in any of the Company's previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate this Proxy Statement or future filings made by the Company under those statutes, the Compensation Committee Report and Stock Performance Graph are not deemed filed with the Securities and Exchange Commission and shall not be deemed incorporated by reference into any of those prior filings or into any future filings made by the Company under those statutes.

                 EXECUTIVE COMPENSATION AND RELATED INFORMATION

     The following table sets forth information concerning the compensation for services in all capacities to the Company, for the fiscal years ended June 30, 1999, 1998 and 1997, of (i) each person who served as Chief Executive Officer during fiscal year 1999; (ii) each of the other executive officers of the Company who earned more than $100,000 in salary and bonus in fiscal year 1999 and were serving as executive officers as of June 30, 1999; and (iii) two additional individuals who would have been one of the four most highly compensated executive officers of the Company, but for the fact that the individual was not serving as an executive officer of the Company at the end of fiscal year 1999 (collectively, the "Named Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                       ANNUAL              LONG-TERM
                                                                    COMPENSATION          COMPENSATION
                                                              ------------------------    ------------
                                                                                           SECURITIES
                                                                                           UNDERLYING
         NAME AND PRINCIPAL POSITION           FISCAL YEAR    SALARY($)    BONUS($)(2)     OPTIONS(#)
         ---------------------------           -----------    ---------    -----------    ------------
Stephen V. Imbler..............................   1999         250,000         275,000      175,000
  President, Chief Executive Officer and          1998         200,000         142,000            0
  Chief Financial Officer                         1997         175,000          62,500       50,000

Mark J. Bilger(3)(4)...........................   1999         194,200         120,000      100,000
  Senior Vice President                           1998         161,250         175,000       28,500
                                                  1997               0               0       23,750

William D. Clark(3)(5).........................   1999         200,000          76,000       81,000
  Former Senior Vice President                    1998         143,000          80,000       28,500
                                                  1997          59,367          45,000            0

William B. Binch(6)............................   1999         197,348         208,895       66,000
  Former Senior Vice President                    1998         143,750         222,972       80,000
                                                  1997               0               0            0

John M. Dillon(7)..............................   1999         250,000          62,500      250,000
  Former Chief Executive Officer and President    1998         250,000         215,000       50,000(8)
                                                  1997         200,000          72,383      200,000

---------------
(1) Except where specifically noted, excludes perquisites and other personal benefits, the aggregate annual amount of which for each officer was less than the lesser of $50,000 or ten per cent of the total of annual salary and bonus reported.

(2) Bonuses are reported in the year earned, even if actually paid in a subsequent year.

(3) Includes compensation received from Hyperion Software Corporation prior to its merger with the Company on August 24, 1998.

(4) Mr. Bilger joined the company in May 1997.

(5) In fiscal 1999, the company paid Mr. Clark $120,096 for relocation expenses and loaned him $200,000 in connection with his relocation, which loan is now due and payable. Mr. Clark joined the company in January 1997.

(6) Mr. Binch joined the company in July 1997. In accordance with his employment agreement, the company paid Mr. Binch $235,167 in separation benefits.

(7) In accordance with his separation agreement, the company paid Mr. Dillon $505,414 in separation benefits.

(8) These options, with an exercise price of $46.125, were granted to Mr. Dillon in March 1998 and were canceled in February 1999.

     The following table contains information concerning the stock option grants made to each of the Named Officers during fiscal year 1999. No stock appreciation rights were granted to these individuals during such fiscal year.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                  POTENTIAL
                                                                             REALIZABLE VALUE AT
                                                                                   ASSUMED
                                       PERCENT OF                              ANNUAL RATES OF
                         NUMBER OF       TOTAL      EXERCISE                     STOCK PRICE
                        SECURITIES      OPTIONS      PRICE                      APPRECIATION
                        UNDERLYING     GRANTED TO     PER                    FOR OPTION TERM(2)
                          OPTIONS      EMPLOYEES     SHARE     EXPIRATION   ---------------------
        NAME           GRANTED(#)(1)   IN FISCAL     ($/SH)       DATE        5%($)      10%($)
        ----           -------------   ----------   --------   ----------   ---------  ----------
Stephen V. Imbler....      75,000         2.11       26.63        9/8/08    1,255,824   3,182,504
                          100,000(3)      2.81       14.50       5/10/09      911,582   2,309,945

Mark J. Bilger.......      50,000         1.41       26.63        9/8/08      837,216   2,121,670
                           50,000         1.41       14.50       5/10/09      455,791   1,154,972

William D. Clark.....      31,000         0.87       26.63        9/8/08      519,074   1,315,435
                           50,000         1.41       14.50       5/10/09      455,791   1,154,972

William B. Binch.....      50,000         1.41       26.63        9/8/08      837,216   2,121,670
                           16,000         0.45       26.63       2/23/09      267,909     175,748

John M. Dillon.......     250,000         7.03       26.63        9/8/08    4,186,080  10,608,348

---------------
(1) Except where noted otherwise, each option becomes exercisable as to 25% of the option shares on the first anniversary of the option grant date and as to the balance of the shares ratably upon optionee's completion of the next 36 months of service thereafter. The exercise price for the option may be paid in cash, in shares of Common Stock valued at fair market value on the exercise date or through a cashless exercise procedure involving a same-day sale of the purchased shares. The Company may also finance the option exercise by loaning the optionee sufficient funds to pay the exercise price for the purchased shares, together with any federal and state income tax liability incurred by the optionee in connection with such exercise. The plan administrator has the discretionary authority to reprice the option through the cancellation of that option and the grant of a replacement option with an exercise price based on the fair market value of the option shares on the regrant date. The option has a maximum term of ten years measured from the option grant date, subject to earlier termination in the event of the optionee's cessation of service with the Company. Under the option, the option will vest upon an acquisition of the Company by merger or asset sale, unless the option is assumed by the acquiring entity.

(2) There can be no assurances provided to the executive officer, including an assurance of continued employment, or to any other holder of the Company's securities that the actual stock price appreciation over the ten year option term will be at the assumed 5% and 10% levels or at any other defined level.

    Unless the market price of the Common Stock appreciates over the option term, no value will be realized from the option grant made to the executive officer.

(3) Option becomes exercisable as to 50% of the option shares six months after the option grant date and the balance of the shares on the first anniversary of the option grant date.

     The following table sets forth information concerning option exercises in fiscal year 1999 and option holdings as of the end of fiscal year 1999 with respect to each of the Named Officers. No stock appreciation rights were exercised during that fiscal year or outstanding at the end of that fiscal year.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                     NUMBER OF
                                                               SECURITIES UNDERLYING         VALUE OF UNEXERCISED
                                                                UNEXERCISED OPTIONS          IN-THE-MONEY OPTIONS
                                                               AT FISCAL YEAR-END(#)       AT FISCAL YEAR-END(#)(2)
                             ACQUIRED ON       VALUE        ---------------------------   ---------------------------
           NAME              EXERCISE(#)   REALIZED($)(1)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
           ----              -----------   --------------   -----------   -------------   -----------   -------------
Stephen V. Imbler..........    13,000         142,648         117,457        188,543       1,173,083       331,250
Mark J. Bilger.............        --               0          30,874        121,376               0       165,625
William D. Clark...........        --               0           7,124        102,376               0       165,625
William B. Binch...........        --               0          80,000             --               0             0
John M. Dillon.............        --               0         200,000             --               0             0

---------------
(1) Upon exercise of the options, an option holder did not necessarily receive the amount reported above under the column "Value Realized." The amounts reported above under the column "Value Realized" merely reflect the amount by which the fair market value of the Common Stock of the Company on the date the option was exercised exceeded the exercise price of the option. The option holder does not realize any cash until the shares of Common Stock issued upon exercise of the options are sold.

(2) Based on the closing price of the Common Stock of the Company as reported on The Nasdaq National Market System at June 30, 1999, the last day of trading of the Company's Common Stock during fiscal year 1999, of $17.81 per share, less the exercise price payable for such shares.

                                 OTHER MATTERS

     The Board knows of no other matters to be presented for stockholder action at the Annual Meeting. However, if other matters do properly come before the Annual Meeting or any adjournments or postponements thereof, the Board intends that the persons named in the proxies will vote upon such matters in accordance with their best judgment.

                                            BY ORDER OF THE BOARD OF DIRECTORS,

                                            LARRY J. BRAVERMAN

                                            Secretary
Sunnyvale, California
October 7, 1999

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE- PAID ENVELOPE. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO THE ANNUAL MEETING. IF YOU DECIDE TO ATTEND THE ANNUAL MEETING AND WISH TO CHANGE YOUR PROXY VOTE, YOU MAY DO SO AUTOMATICALLY BY VOTING IN PERSON AT THE MEETING.

THANK YOU FOR YOUR ATTENTION TO THIS MATTER. YOUR PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE ANNUAL MEETING.

                                                                      4540-PS-99

                                  DETACH HERE


PROXY                                                                      PROXY


                         HYPERION SOLUTIONS CORPORATION

                              1344 CROSSMAN AVENUE
                          SUNNYVALE, CALIFORNIA 94089

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD NOVEMBER 10, 1999

     The undersigned hereby appoints STEPHEN IMBLER and LARRY BRAVERMAN, or either of them, each with power of substitution, to represent the undersigned at the Annual Meeting of Stockholders of Hyperion Solutions Corporation (the "Company") to be held at the Sheraton Four Points Hotel, 1100 N. Mathilda Avenue, Sunnyvale, California 94089 on Wednesday, November 10, 1999, at 10:00 a.m. P.D.T., and at any adjournment or postponement thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present at the meeting on the following matters set forth on the reverse side.

-----------                                                          -----------
SEE REVERSE        CONTINUED AND TO BE SIGNED ON REVERSE SIDE        SEE REVERSE
    SIDE                                                                 SIDE
-----------                                                          -----------


                                  DETACH HERE


[X] PLEASE MARK
    VOTES AS IN
    THIS EXAMPLE.

  1. To elect a member of the Board of Directors to serve        2. To ratify the appointment of         FOR    AGAINST  ABSTAIN
     for a three-year term as a Class I Director.                   PricewaterhouseCoopers LLP as the    [ ]      [ ]      [ ]
     NOMINEE: Gary G. Greenfield                                    Company's independent public
                                                                    accountants for the fiscal year
               FOR       WITHHELD                                   ending June 30, 2000.
               [ ]         [ ]

                                                                 3. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.




                                                                 MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT             [ ]



                                                                 Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing in a fiduciary capacity, please indicate full title as such. If a corporation or partnership, please sign in full corporate or partnership name by authorized person.



Signature: ______________________________ Date: _________________ Signature: ______________________________ Date: _________________